Exhibit 1.2
AMENDMENT OF DEALER MANAGER AGREEMENT
BY AND BETWEEN
COLE CORPORATE INCOME TRUST, INC.
AND
COLE CAPITAL CORPORATION
     This Amendment (the “Amendment”) of the Dealer Manager Agreement, dated February 10, 2011 (the “Agreement”), by and between Cole Corporate Income Trust, Inc., a Maryland corporation (the “Company”), and Cole Capital Corporation, an Arizona corporation (the “Dealer Manager”), is made as of May 20, 2011. All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.
     1. Section 3.5 of the Agreement is hereby amended by the addition of the following provision at the end of that Section:
In addition, notwithstanding the provisions of Section 3.3 above, no commissions, payments or amounts whatsoever will be paid to the Dealer Manager with respect to sales of Shares to Ohio residents unless or until the gross proceeds of the Shares sold in the Offering (including sales made to residents of other jurisdictions) have reached a minimum of $15,000,000 (the “Ohio Minimum Offering”) and are disbursed to the Company pursuant to the Escrow Agreement. Until the Ohio Minimum Offering is reached, investments from Ohio residents will be held in escrow. If the Ohio Minimum Offering is not obtained prior to the termination of the Offering, the investments from Ohio residents will be returned to them in accordance with the Escrow Agreement.
     2. The form of Selected Dealer Agreement attached as Exhibit A to the Agreement is hereby replaced in its entirety with the form of Selected Dealer Agreement attached as Exhibit A to this Amendment.
     3. Except as specifically amended hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written:

COLE CORPORATE INCOME TRUST, INC.
By:	/s/ Christopher H. Cole
Christopher H. Cole
Chairman, President and Chief Executive Officer

COLE CAPITAL CORPORATION
By:	/s/ Marc T. Nemer
Marc T. Nemer
President

EXHIBIT A
COLE CORPORATE INCOME TRUST, INC.
Up to 300,000,000 Shares of Common Stock
SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     Cole Capital Corporation, as the dealer manager (“Dealer Manager”) for Cole Corporate Income Trust, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:
     I. Dealer Manager Agreement
     The Dealer Manager has entered into that certain Dealer Manager Agreement with the Company dated February 10, 2011, as amended, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”). The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including but not limited to the indemnification provisions contained in Sections 4.2 and 4.4 of the Dealer Manager Agreement. The Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
     Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).
     II. Submission of Orders
     Those persons who purchase Shares shall make their checks payable, prior to the time the Company reaches the Minimum Offering, to “UMB Bank, N.A., Agent for Cole Corporate Income Trust, Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank, N.A., f/b/o Corporate Income Trust” or, in the event that the purchase is made using Joint Subscription

Agreement, “UMB Bank, N.A., Agent for Cole REIT” or a recognizable contraction or abbreviation thereof. After the Company reaches the Minimum Offering, checks should be made payable to “Cole Corporate Income Trust, Inc.” or, alternatively, “Corporate Income Trust” or, in the event that the purchase is made using a Joint Subscription Agreement, “Cole REIT.” Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer”, to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable in the manner described above for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:
(a)	If the Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent by the end of the next business day following receipt of the subscription documents and the check, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.

(b)	If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent by the end of the next business day following receipt of the subscription documents and the check, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.
     III. Pricing
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, 250,000,000 Shares shall be offered to the public at the offering price of $10.00 per Share, and up to 50,000,000 Shares will be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per share until such time as the Company’s board of directors determines a reasonable estimate of the value of the Company’s Shares. Thereafter, the per share offering price under the Company’s distribution reinvestment plan will be the most recent estimated value per share as determined by the Company’s board of directors as described in the “Summary of Distribution Reinvestment Plan” section of the Prospectus. The Company reserves the right to reallocate the Shares included in the Offering between those offered to the public and those offered pursuant to the distribution reinvestment plan. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of 250 Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in cash in minimal increments of at least 100 Shares. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.
     IV. Dealers’ Commissions

     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission applicable to the total public offering price of Shares sold by Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Shares sold by it and accepted and confirmed by the Company (there is no selling commissions for Shares sold pursuant to the Company’s distribution reinvestment plan), which commission will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if, and only if, a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents, and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. Notwithstanding the foregoing, purchasers will have five days from the date of their respective subscription agreements to cancel their purchases and therefore a sale of the Shares shall not be deemed completed until such five business day period has expired. The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow out of its dealer manager fee a marketing fee and its due diligence expense reimbursement portion of the dealer manager fee, based on such factors as the number of Shares sold by such participating Dealer, the assistance of such Dealer in marketing the offering of Shares, and bona fide conference fees incurred.
     Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer unless or until the gross proceeds of the Shares sold are disbursed to the Company pursuant to Section 3(a)(i) of the Escrow Agreement. Until the Minimum Offering is obtained, investments will be held in escrow and, if the Minimum Offering is not obtained, investments will be returned to the investors in accordance with the Prospectus. In addition, Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer with respect to sales of the Shares to Pennsylvania residents unless or until the gross proceeds of such sales are disbursed to the Company pursuant to Section 3(a)(ii) of the Escrow Agreement. Until the Pennsylvania Minimum Offering is obtained, investments from Pennsylvania residents will be held in escrow and, if the Pennsylvania Minimum Offering is not obtained, Pennsylvania residents may request a return of their funds in accordance with the Prospectus. Similarly, Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer with respect to sales of the Shares to Tennessee residents unless or until the gross proceeds of such sales are disbursed to the Company pursuant to Section 3(a)(iii) of the Escrow Agreement. Until the Tennessee Minimum Offering is obtained, investments from Tennessee residents will be held in escrow and, if the Tennessee Minimum Offering is not obtained prior to the termination of the Offering, the investments from Tennessee residents will be returned to them in accordance with the Escrow Agreement. Dealer further acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer with respect to sales of the Shares to Ohio residents unless or until the gross proceeds of such sales are disbursed to the Company pursuant to Section 3(a)(iv) of the Escrow Agreement. Until the Ohio Minimum Offering is obtained, investments from Ohio residents will be held in escrow and, if the Ohio Minimum Offering is not obtained prior to the termination of the Offering, the investments from Ohio residents will be returned to them in accordance with the Escrow Agreement.
     The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Company is not liable or responsible for the direct payment of such commission to the Dealer, and that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and to the Dealer’s indemnity rights referred to in Section 4 of the Dealer Manager Agreement.
     Dealer acknowledges that the Company expects to reimburse its advisor an amount equal to approximately 0.95% of the gross proceeds of the Shares sold in the Offering, excluding proceeds from the distribution reinvestment plan, for underwriting expenses not covered by the selling commissions and dealer manager fee set forth in Section 3.3 of the Dealer Manager Agreement, and that the Company expects its sponsor to pay an amount equal to approximately 0.05% of the gross proceeds of the Shares sold in the Offering, excluding proceeds from the distribution reinvestment plan, for additional underwriting expenses without reimbursement by the Company. In no event will such payments exceed an amount equal to 1.0% of the gross proceeds of the Shares sold in the Offering, excluding proceeds from the distribution reinvestment plan, and in no event will total underwriting compensation exceed 10.0% of the gross proceeds of the Shares sold in the Offering, excluding proceeds from the distribution reinvestment plan.
     Dealer acknowledges that the Dealer Manager intends to pay transaction-based compensation to the Dealer Manager’s wholesalers in connection with sales of Shares, and that such transaction-based compensation may, and likely will, be different from the amount of transaction-based compensation the Dealer Manager will pay its wholesalers in connection with sales of securities offered by other Cole-sponsored real estate investment programs. Such compensation may provide a disproportionate incentive for the Dealer Manager’s wholesalers to recommend that Dealer distribute the Shares in addition to or in lieu of securities offered by other Cole-sponsored real estate investment programs, or to recommend that Dealer distribute securities offered by other Cole-sponsored real estate investment programs in addition to or in lieu of the Shares.
     V. Payment
     Payments of selling commissions will be made by the Dealer Manager (or by the Company as agent of the Dealer Manager as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company has satisfied its obligation for paying selling commissions. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Dealer for selling commissions that the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer. Purchasers will have five days from the date of their respective subscription agreements to cancel their purchases. If, for any reason, a purchase is cancelled, the Dealer shall promptly return to the Company any selling commission it has received with respect to such purchase.
     VI. Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement/Signature Page and the required check in payment for the Shares may be rejected. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected or cancelled for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.
     VII. Prospectus and Supplemental Information
     Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any supplemental information provided by the Company or Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements and amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplemental information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such supplemental information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer only,” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the rules and regulations thereunder. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.
     VIII. License and Association Membership
     Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is (1) a properly registered broker-dealer under the Securities Exchange Act of 1934 and any applicable state securities laws, or a broker-dealer exempt from such registration, and (2) is a member in good standing of FINRA and each other securities self-regulatory organization of which it is a member. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA or such other self-regulatory organization. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA or any other such self-regulatory organization. The Dealer Manager also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to Rules 2730, 2740, 2420 and 2750.
     IX. Anti-Money Laundering Compliance Programs
     Dealer represents to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably designed to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.
     X. Limitation of Offer
     Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Rules including those rules relating to suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

     In accordance with Section 11 of the Dealer Manager Agreement, the Dealer Manager shall be responsible for determining if a purchaser meets the following initial suitability standards: a net worth of at least $250,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles) or an annual gross income of at least $70,000 and a net worth of at least $70,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles), and any applicable state specific suitability standards set forth in the Prospectus. In making this determination, the Dealer Manager shall be entitled to rely on the Dealer and/or information provided by the purchasers. The Dealer shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser based on information provided by such purchaser to the Dealer including such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser. In making its determination, the Dealer will consider, based on the information provided by the purchaser whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. The Dealer agrees to maintain records for at least six (6) years of the information used to determine that an investment in the Shares is suitable and appropriate for each such purchaser.
     XI. Termination
     Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement, including the terms of the Dealer Manager Agreement relating to the Dealer incorporated by reference in this Agreement, is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.
     This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.
     XII. Privacy Laws
     The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:
(a)	Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)	Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)	Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.
     XIII. Notice
     All notices will be in writing and will be duly given to the Dealer Manager when sent via overnight express delivery service to 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016, and to Dealer when sent via overnight express delivery service to the address specified by Dealer herein.
     XIV. Arbitration, Attorneys’ Fees, Applicable Law and Venue
     In the event of a dispute between the Parties arising out of or related to this Agreement, such dispute shall be submitted to arbitration before FINRA in Phoenix, Arizona, in accordance with FINRA industry arbitration rules. Any award shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Arizona and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Phoenix, Arizona.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER: COLE CAPITAL CORPORATION
By:

Marc T. Nemer, President

EXHIBIT A
Dealer Manager Agreement
Attached on CD-Rom in
Due Diligence package.

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.
1. Identity of Dealer:
Name: «CONTACT_COMPANY_NAME»

Type of entity:	(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:
2. Person to receive notice pursuant to Section XIII:

Name:
Company: «CONTACT_COMPANY_NAME»
Address: «CONTACT_FULLMAILINGADDRESS»

Telephone No.:

Facsimile No.:

Email Address:

AGREED TO AND ACCEPTED BY THE DEALER:

«CONTACT_COMPANY_NAME»

By:	Signature

Name:

Title: